EXHIBIT 99.1

Dionex Reports Record Net Sales for the Second Quarter

SUNNYVALE, Calif., Feb. 7, 2011 (GLOBE NEWSWIRE) -- Dionex Corporation (Nasdaq:DNEX) today announced record sales and earnings per share for the second quarter and six months ended December 31, 2010.

For the second quarter of fiscal 2011, sales were $124.1 million, an increase of approximately 14% compared with the $109.2 million reported in the same quarter of last year. Currency fluctuations had virtually no impact on the sales growth during the quarter. Diluted earnings per share for the quarter were $1.04, an increase of 13% compared with $0.92 reported in the same quarter of last year.

For the first six months of fiscal 2011, sales were $227.0 million, an increase of approximately 14% compared with the $199.8 million reported for the first six months of fiscal 2010. Overall, currency fluctuations decreased sales in the first six months of fiscal 2011 by approximately 1%. Diluted earnings per share for the first six months of fiscal 2011 were $1.66, an increase of approximately 11% compared with the $1.49 reported in the first six months of fiscal 2010.

For the three and six months ended December 31, 2010, the Company repurchased 15,477 and 202,660 shares of its common stock for $1.4 million and $15.4 million, respectively.

Frank Witney, President and Chief Executive Officer, commenting on the results, said, "We reported the highest quarterly sales and diluted earnings per share in the history of the Company and strong operating results for the quarter. Organic sales growth of 14% for the second quarter was driven by double-digit local currency sales growth in all three major geographic regions, in particular strong growth in our Asia-Pacific region. Operating income also increased at a rate of 13% as operating expenses as a percentage of net sales decreased by over one percentage point as we continued to manage operating expenses.

"Net sales in North America increased 14% for the quarter compared to the same period last year. Constant currency sales in Europe grew by 11%, however, unfavorable currency fluctuations reduced our reported sales growth to 7%. Constant currency sales in Asia/Pacific grew by 19% for the quarter, while reported dollars sales growth was 22% driven by strong performances in all countries, particularly Japan and China. One key driver of our growth in Asia/Pacific is the continued strong demand for our HPLC products, especially in China.

"Sales of our ion chromatography products were up 11% in the second quarter due to strong demand for our IC instrumentation and consumables, while HPLC growth over the same period was up 21%."

As previously reported on December 13, 2010, the Company has entered into an Agreement and Plan of Merger with Thermo Fisher Scientific Inc. As previously disclosed, the HSR waiting period in the US expired in early January. Thermo Fisher is in the process of seeking similar clearances under anti-trust laws of other jurisdictions, and we expect to complete the acquisition early in our fiscal fourth quarter.

Dionex Corporation is a leading manufacturer and marketer of chromatography systems for chemical analysis. The Company's systems are used in environmental analysis and by the life sciences, food and beverage, chemicals, petrochemicals, power generation and electronics industries in a variety of applications.

Certain statements contained herein or made in the quarterly conference call that are not purely historical are forward-looking statements Factors that may cause actual results to differ from these statements are foreign currency fluctuations, ability to attract and retain qualified personnel, economic conditions in the areas in which the company sells its products and demand for analytical instrumentation. These factors and other risks and uncertainties are discussed in greater detail in the Company's most recent reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission.

DIONEX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net sales	$ 124,111	$ 109,164	$ 226,985	$ 199,828
Cost of sales	43,322	36,975	79,794	68,015
Gross profit	80,789	72,189	147,191	131,813

Operating expenses:
Selling, general and administrative	43,920	40,503	84,186	76,487
Research and product development	9,370	7,654	17,383	14,825
Total operating expenses	53,290	48,157	101,569	91,312

Operating income	27,499	24,032	45,622	40,501

Interest income, net	23	(4)	50	43
Other income (expense)	(516)	(494)	(1,554)	(454)

Income before taxes on income	27,006	23,534	44,118	40,090
Taxes on income	8,148	6,614	13,938	12,583
Net income	18,858	16,920	30,180	27,507
Less: Net income attributable to noncontrolling interest	383	338	744	588
Net income attributable to Dionex Corporation	$ 18,475	$ 16,582	$ 29,436	$ 26,919

Basic earnings per share attributable to Dionex Corporation	$ 1.06	$ 0.94	$ 1.69	$ 1.52
Diluted earnings per share attributable to Dionex Corporation	$ 1.04	$ 0.92	$ 1.66	$ 1.49
Shares used in computing per share amounts:
Basic	17,394	17,654	17,391	17,678
Diluted	17,802	18,025	17,750	18,032

DIONEX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2010 AND JUNE 30, 2010
(In thousands)
(Unaudited)

	December 31,	June 30,
	2010	2010

ASSETS

Current assets:
Cash, cash equivalents and short term investments	$ 92,525	$ 70,278
Accounts receivable, net	87,721	86,780
Inventories	43,580	37,458
Other current assets	38,209	33,027
Total current assets	262,035	227,543

Property, plant and equipment, net	79,984	76,062
Goodwill and other intangible assets	52,638	48,872
Other assets	9,958	9,511
	$ 404,615	$ 361,988

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Borrowings under line of credit	$ 52	$ 3,149
Accounts payable	16,987	17,303
Accrued liabilities	38,497	33,980
Deferred Revenue	23,352	25,203
Income taxes payable	4,174	5,247
Accrued product warranty	2,620	2,532

Total current liabilities	85,682	87,414

Deferred income taxes and other	27,778	23,699
Total Dionex Corporation stockholders' equity	289,078	248,783
Noncontrolling interests	2,077	2,092
	$ 404,615	$ 361,988
CONTACT: Craig McCollam
         Dionex Corporation
         408-481-4107